EXHIBIT 99.1

6055 Lusk Boulevard San Diego, CA 92121 Tel: 858 202-4900 Fax: 858 450-6849

STRESSGEN BIOTECHNOLOGIES ANNOUNCES

2004 FINANCIAL RESULTS

— Company Continuing its Focus on Commercializing HspE7 —

FOR IMMEDIATE RELEASE	March 14, 2005

San Diego, California USA - Stressgen Biotechnologies Corporation (TSX: SSB) announced today financial results for the year ended December 31, 2004.  All amounts, unless specified otherwise, are in Canadian dollars.

For the year ended December 31, 2004, the Company reported a net loss from continuing operations of $31,845,000, or $0.44 (US$0.34) per share, compared to a net loss of $17,663,000, or $0.29 (US$0.21) per share for the year ended December 31, 2003.

For the year ended December 31, 2004, the Company reported a total net loss of $30,265,000, or $0.42 (US$0.32) per share, compared to a net loss of $16,245,000, or $0.26 (US$0.19) per share for the year ended December 31, 2003.  The Company had cash and short-term investments related to continuing operations of $21,578,000 and cash and short-term investments of $1,066,000 related to discontinued operations at December 31, 2004.  During the year, the Company used $28,020,000 to fund both continuing and discontinued operating activities.

Effective January 1, 2004, the Company adopted the recommendations of the Canadian Institute of Chartered Accountants (CICA) Handbook section 3870, Stock-Based Compensation and Other Stock-Based Payment. The impact on net loss of this accounting change was $1,284,000 year ended December 31, 2004.

STRESSGEN HIGHLIGHTS

Progress with HspE7

•                  Initiated process development and scale-up of the manufacturing process to support manufacturing commercial grade HspE7 in preparation for Phase III pivotal trial in RRP.

•                  Held an End-of-Phase II meeting with the U.S. Food and Drug Administration (FDA).  As a result of these discussions, a path forward for the clinical development of HspE7 for recurrent respiratory papillomatosis (RRP) was identified. Following FDA’s recommendation,

Stressgen will be submitting a final pivotal clinical trial protocol for a Special Protocol Assessment (SPA). Under a SPA, the sponsor and the FDA formally agree to the details of the study protocol.

•                  Presented data at the 12th International Congress of Immunology demonstrating that HspE7 induces strong and durable cellular responses to the human papillomavirus (HPV) E7 protein in normal and immunocomprised mice.

•                  Broadened the clinical program for its lead drug candidate, HspE7, through the enrollment of patients in a Phase II clinical trial to investigate HspE7 in patients with internal genital warts.  All 30 patients in this trial have been enrolled.

•                  Announced a 40 percent response rate in a 21-patient trial of our lead drug product candidate, HspE7, in high grade cervical dysplasia.  Patients in the study were scheduled to undergo Loop Electrocautery Excision Procedure (LEEP), a standard surgical procedure for patients with high grade dysplasia, to remove the affected area and to evaluate the effect of HspE7. This result is an early response rate for HspE7 as the LEEP was performed only two months following the last dose of drug.

Intellectual Property

•                  Broadened the Company’s patent estate in the U.S. covering the use of HspE7 to treat patients with Recurrent Respiratory Papillomatosis (RRP). This new U.S. patent covers a method of treating a patient with RRP using a fusion protein comprised of a heat shock protein from the Hsp60 family, which includes Hsp65, and an HPV (type 16) E7 antigen. This patent provides additional patent exclusivity for HspE7 to treat RRP patients through June 26, 2021.

Financial Achievements

•                  In February 2004, the Company filed an amended preliminary prospectus in Canada for the sale of common shares.  Management and the board of directors are reviewing alternative sources of revenue and strategic transactions in connection with our financial needs. The Company would use the proceeds of the offering to fund development and commercialization of HspE7, its lead product candidate.

Assuming the Company raises approximately $15 million and sells the bioreagent business, the Company will have sufficient resources to fund operations into 2006 at current spending levels.  If the Company does not raise at least that amount of cash, it may need to modify or cancel agreements with external contractors, and make changes to staffing level which would impact the development timelines of HspE7.  Regardless of the funding the Company receives, it will execute the operational plan necessary to fund operations into 2006.

•                  Grew the bioreagent business in 2004 by broadening product lines, improving marketing and expanding distribution channels.  The Company has a plan to sell the bioreagent business in

2005 in order to focus resources on developing and commercializing HspE7. The bioreagent business has been accounted for as a discontinued operation in the December 31, 2004 financial statements.

About Stressgen Biotechnologies Corporation:

Stressgen, a biopharmaceutical company, focuses on the discovery, development and commercialization of innovative therapeutic vaccines for the treatment of infectious diseases and cancer. The corporation is publicly traded on the Toronto Stock Exchange under the symbol SSB. Stressgen uses the Canadian dollar as its functional currency.  Monetary assets and liabilities that are denominated in U.S. dollars are translated into Canadian dollars at the rate of exchange prevailing at the balance sheet date. Revenues and expenses are translated at the average rate of exchange for the month of such transactions.

About HspE7, Lead Product Candidate:

HspE7 is a novel CoValTM fusion therapeutic vaccine for the treatment of diseases caused by the human papillomavirus (HPV), one of the most common causes of sexually transmitted diseases in the world.  An estimated 80 percent of sexually active men and women are infected by genital HPV at some point in their lives.  Approximately 5.5 million new sexually transmitted HPV infections are reported in the U.S. each year.  At least 20 million people in the U.S. are already infected.  HPV infection can result in diseases including internal and external genital warts and precancerous conditions, such as cervical and anal dysplasia.  Precancerous HPV-related conditions can progress into life-threatening diseases, including cervical, anal, and head and neck cancers.

About CoValTM Fusion Proteins:

Stressgen capitalizes upon the immunostimulatory powers of heat shock proteins utilizing recombinant technology to fuse, or covalently link, a stress protein with a protein antigen to create a single hybrid protein designed to trigger the immune system to recognize that antigen.  For more information about CoValTM fusion technology, or Stressgen, please visit the website located at www.stressgen.com.

In addition to discussing 2004 financial results, this press release contains forward-looking statements, including references to current plans for developing HspE7, potential financing transactions, the length of time we expect current financial resources to last and the period of exclusivity intellectual property may convey.  Our forward-looking statements involve risks and uncertainties. They assume that we will obtain the financial resources to continue as a going concern.  Important factors that could cause our actual results to differ materially from those referred to in our forward-looking statements include: whether we will be able to secure additional sources of capital; whether we will be able to keep clinical trials of HspE7 on schedule; whether HspE7 will receive approval from regulatory agencies for one or more indications; whether we can attract and retain strategic partners; and the risks identified in our annual report filed with the U.S. Securities and Exchange Commission and Canadian regulatory authorities.  See our most recent periodic report on www.sedar.com or www.sec.gov for a more extensive discussion of these and other risks.  The Company does not assume any obligation to update its forward-looking statements.

Gregory McKee	Jennifer Matterson
Vice President Corporate Development and CFO	Communications Coordinator
6055 Lusk Boulevard	350-4243 Glanford Avenue
San Diego, CA USA 92121	Victoria, BC CANADA V8Z 4B9
Tel: 858/202-4900	Tel: 250/744-2811
Dir: 858/202-4920	Fax: 250/744-3331
Fax: 858/450-6849	jmatterson@stressgen.com
gmckee@stressgen.com

-more-

(financial information attached)

CONSOLIDATED STATEMENT OF OPERATIONS

(Canadian dollars in thousands, except per share amounts)

	Year ended December 31,
	2004	2003	2002

Revenue:
Collaborative R&D revenue	$700	$8,094	$8,370

Operating expenses:
Research and development	25,913	19,533	32,735
Selling, general and administrative	6,385	6,170	7,326
	32,298	25,703	40,061

Operating loss	(31,598)	(17,609)	(31,691)

Other income (expenses):
Interest income	787	700	1,266
Net foreign exchange loss	(938)	(701)	(332)
Interest expense	(96)	(53)	(69)
	(247)	(54)	865
Net loss from continuing operations	(31,845)	(17,663)	(30,826)

Net income from discontinued operations (a)	1,580	1,418	2,024

Net loss	$(30,265)	$(16,245)	$(28,802)

Basic and diluted loss per common share: (b)
From continuing operations	$(0.44)	$(0.29)	$(0.52)
From discontinued operations	0.02	0.03	0.03
	$(0.42)	$(0.26)	$(0.49)

Weighted average common shares outstanding (in thousands)	72,504	61,458	58,986

(a)          As of December 31, 2004 Stressgen plans to sell its bioreagent business in 2005 to focus corporate strategy and management resources and provide working capital to fund further development and commercialization of HspE7.  The net income from discontinued operations is comprised of the following:

	Year ended December 31,
	2004	2003	2002

Revenue	$5,772	$5,325	$5,672
Operating expenses	(4,074)	(3,777)	(3,658)
Other (expenses) income	(118)	(130)	10
Net income from discontinued operations	$1,580	$1,418	$2,024

(b) Certain per share amounts will not recalculate exactly due to rounding

CONSOLIDATED BALANCE SHEET INFORMATION

(Canadian dollars in thousands)

	December 31, 2004	December 31, 2003

Cash and short-term investments, continuing operations	$21,578	$51,843
Cash and short-term investments, discontinued operations	1,066	247
Total assets, continuing operations	27,727	54,848
Total assets, discontinued operations	2,447	1,582
Long-term obligations, continuing operations	1,427	2,672
Stockholders’ equity, continuing operations	19,551	48,577

Total shares outstanding (in thousands)	72,506	72,491